UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-1.

LinkedIn

Twitter

Facebook

Additional Information and Where to Find It:

This communication relates to a proposed acquisition of Infrastructure & Energy Alternatives, Inc. (IEA) by MasTec, Inc. (MasTec). In connection with the proposed acquisition, MasTec and IEA intend to file relevant materials with the Securities and Exchange Commission (SEC), including a Registration Statement on Form S-4 to be filed by MasTec that will include a preliminary proxy statement of IEA and also constitute a prospectus with respect to the shares of common stock of MasTec to be issued in the proposed transaction. The information in the preliminary proxy statement/prospectus will not be complete and may be changed. IEA will deliver the definitive proxy statement to its stockholders as required by applicable law. This communication is not a substitute for any prospectus, proxy statement or any other document that may be filed with the SEC in connection with the proposed business combination.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by MasTec (when they become available) may be obtained free of charge at MasTec’s website at MasTec.com. Copies of documents filed with the SEC by IEA (when they become available) may be obtained free of charge on IEA’s website at iea.net.

Participants in the Solicitation:

IEA and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of IEA stockholders in connection with the proposed transaction and their interests in the transaction will be set forth in the proxy statement/prospectus described above filed with the SEC. Additional information regarding IEA’s executive officers and directors is included in IEA’s annual report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 7, 2022 and IEA’s proxy statement for its 2022 annual meeting of stockholders filed with the SEC on March 23, 2022. These documents may be obtained free of charge at the SEC’s website, www.sec.gov, or IEA’s website, iea.net.